CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated December 28, 2022, and each included in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 333-120144) of Pioneer Series Trust III (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 28, 2022, with respect to the financial statements and financial highlights of Pioneer Disciplined Value Fund, included in the Annual Report to Shareholders for the fiscal year ended August 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 22, 2022